THE MANAGERS FUNDS

AMENDMENT NO. 24 TO THE DECLARATION OF TRUST

CERTIFICATE AND INSTRUMENT OF AMENDMENT

March 21, 2014

The undersigned, constituting at least a majority of the Trustees of The Managers Funds (the “Trust”), a business trust organized under the laws of The Commonwealth of Massachusetts, do hereby amend the Trust’s Declaration of Trust dated November 23, 1987, as amended from time to time (the “Declaration of Trust”), as follows:

WHEREAS, Section 5.11 of the Declaration of Trust provides that the Trustees may authorize the division of shares into two or more series and that the different series shall be established and designated upon the execution of a majority of the then Trustees of an instrument setting forth such establishment and designation;

WHEREAS, the Trustees wish to redesignate Managers Bond Fund as AMG Managers Bond Fund, Managers Cadence Capital Appreciation Fund as AMG Managers Cadence Capital Appreciation Fund, Managers Cadence Emerging Companies Fund as AMG Managers Cadence Emerging Companies Fund, Managers Cadence Mid-Cap Fund as AMG Managers Cadence Mid Cap Fund, Managers Global Income Opportunity Fund as AMG Managers Global Income Opportunity Fund, and Managers Special Equity Fund as AMG Managers Special Equity Fund;

WHEREAS, Section 8.3(a) of the Declaration of Trust provides that the Trustees may amend the Declaration of Trust, without the vote or consent of shareholders, to change the name of the Trust; and

WHEREAS, the Trustees wish to change the name of the Trust to “AMG Funds III”.

NOW THEREFORE, effective as of April 28, 2014, the undersigned, constituting a majority of the Trustees of the Trust, pursuant to Section 5.11 of the Declaration of Trust, do hereby redesignate Managers Bond Fund as AMG Managers Bond Fund, Managers Cadence Capital Appreciation Fund as AMG Managers Cadence Capital Appreciation Fund, Managers Cadence Emerging Companies Fund as AMG Managers Cadence Emerging Companies Fund, Managers Cadence Mid-Cap Fund as AMG Managers Cadence Mid Cap Fund, Managers Global Income Opportunity Fund as AMG Managers Global Income Opportunity Fund, and Managers Special Equity Fund as AMG Managers Special Equity Fund; and

The Declaration of Trust is hereby amended, effective as of April 28, 2014, as follows:

Article I, Section 1.1 of the Declaration of Trust is hereby amended and restated in its entirety as set forth below:

“The name of the Trust created hereby is “AMG Funds III,” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time adopt pursuant to Section 8.3(a) hereof.”

The foregoing amendment may be signed in counterparts with the same effect as if all signatories had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this instrument as of the date first set forth above.

/s/ Bruce B. Bingham	/s/ Christine C. Carsman
Bruce B. Bingham	Christine C. Carsman

/s/ William E. Chapman, II	/s/ Edward J. Kaier
William E. Chapman, II	Edward J. Kaier

/s/ Kurt Keilhacker	/s/ Steven J. Paggioli
Kurt Keilhacker	Steven J. Paggioli

/s/ Richard F. Powers III	/s/ Eric Rakowski
Richard F. Powers III	Eric Rakowski

/s/ Thomas R. Schneeweis
Victoria Sassine	Thomas R. Schneeweis